Exhibit 5.18

CONSENT OF R. SIROIS

The undersigned hereby consents to reference to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission in connection with (1) the technical report dated February 27, 2009 entitled “National Instrument 43-101 Technical Report: Westwood Project, Québec Canada” (the “Westwood Report”); and (2) the annual information form of the Corporation dated March 28, 2011, which includes reference to my name in connection with mineral resource and reserve estimations for all of IAMGOLD’s properties as at December 31, 2010, technical information and the Westwood Report and the properties described therein.

Date: June 30, 2011

/s/ Réjean Sirois
Name: Réjean Sirois, eng.
Title: Manager, Mining Geology, IAMGOLD Corporation